As filed with the Securities and Exchange Commission on August 12, 2010.

Registration Statement No. 333-87879
Registration Statement No. 333-70432
Registration Statement No. 333-71100
Registration Statement No. 333-130520

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1 to Registration No. 333-87879
Post Effective Amendment No. 1 to Registration No. 333-70432
Post Effective Amendment No. 1 to Registration No. 333-71100
Post Effective Amendment No. 1 to Registration No. 333-130520

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Power-One, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	77-0420182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

740 Calle Plano

Camarillo, California 93012

(805) 987-8741

(Address of Principal Executive Offices)

AMENDED AND RESTATED 1996 STOCK INCENTIVE PLAN
2001 STOCK OPTION PLAN
2001 DEFERRED COMPENSATION PLAN
2004 STOCK INCENTIVE PLAN

(Full Title of the Plans)

Tina D. McKnight

General Counsel and Secretary

Power-One, Inc.

740 Calle Plano

Camarillo, California 93012

(805) 987-8741

(Name, address and telephone number including area code of agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerate filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-Accelerated Filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

EXPLANATORY NOTE

On June 14, 2010, pursuant to the Agreement and Plan of Reorganization, dated as of June 11, 2010 (the “Reorganization Agreement”), by and between the Registrant, Power-One, Inc., a Delaware corporation (“Old Power-One”) and Power-One Merger-Sub, Inc., a Delaware Corporation (“Merger Sub”), Old Power-One merged with and into the Merger Sub, with Old Power-One surviving the merger (the “First Merger”), following which Old Power-One as the surviving company was merged with and into New Power-One, Inc., a Delaware corporation (the “Registrant”) with the Registrant surviving the Reorganization (the “Second Merger”). At the effective time of the Second Merger, the Registrant changed its name from “New Power-One, Inc.” to “Power-One, Inc.” The business, operations, assets and liabilities of the Registrant immediately after the Reorganization were the same as the business, operations, assets and liabilities of Old Power-One immediately prior to the Reorganization.

At the Effective Time of the First Merger and pursuant to the Reorganization Agreement, each outstanding and treasury share of the common stock, par value $0.001 per share, of Old Power-One automatically converted into one share of common stock, par value $0.001 per share, of the Registrant, which is subject to certain transfer and ownership restrictions designed to assist the Registrant in protecting the long-term value of its net operating losses (“NOLs”) by limiting the direct or indirect transfers of the Registrant’s stock that would affect the percentage of stock that is treated as being owned by “5% stockholders” (within the meaning of section 382 of the Internal Revenue Code). The issuance of the shares of the Registrant’s shares of common stock was registered under the Securities Act of 1933, as amended, pursuant to the Registrant’s registration statement on Form S-4 (File No. 333-165533), which was declared effective by the U.S. Securities and Exchange Commission on April 26, 2010. Shares of common stock of the Registrant trade on the same exchange, the NASDAQ Global Market (“NASDAQ”), and under the same symbol, “PWER”, that the shares of Old Power-One common stock traded on and under prior to the Reorganization.

All stock-based benefits plans of Old Power-One are assumed by the Registrant and, going forward, common stock of the Registrant will be issued upon the exercise of any options or the payment of any stock-based awards and otherwise to appropriately reflect the substitution of the Registrant’s common stock for Old Power-One’s common stock.

This Post-Effective Amendment No. 1 relates to the registration statements on Form S-8, File Nos. 333-87879, 333-70432, 333-71100, and 333-130520 relating to Old Power-One’s Amended and Restated 1996 Stock Incentive Plan, 2001 Stock Option Plan, 2001 Deferred Compensation Plan and 2004 Stock Incentive Plan, respectively, (collectively, the “Registration Statements”).

This Post-Effective Amendment No. 1 is being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to Old Power-One following the Reorganization. In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to Old Power-One, hereby expressly adopts the foregoing Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All applicable registration fees were paid at the time of the original filing of each of the respective Registration Statements.

Unless otherwise indicated, references to “we”, “us”, “our” and the “Company” refer to the Registrant, its subsidiaries and its predecessor, the Old Power-One.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428. In accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, and this Note to Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate herein by reference the following documents filed with the SEC pursuant to the Exchange Act (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act and applicable SEC rules and regulations):

(a)                      Old Power-One’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010;

(b)                     Old Power-One’s Quarterly Report on Form 10-Q for the quarter ended April 4, 2010;

(c)                      Old Power-One’s Current Reports on Forms 8-K filed with the SEC on April 2, 2010; and May 25, 2010;

(d)                     The Registrant’s Current Reports on Forms 8-K filed with the SEC on June 16, 2010 (which, among other matters, registers the Registrant’s common stock under Section 12(b) of the Exchange Act); July 6, 2010; and July 19, 2010; and

(e)                      Old Power-One’s Definitive Proxy Statement filed April 27, 2010.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of directors of the corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (a) breached his/her duty of loyalty to the corporation or its stockholders, (b) acted not in good faith or in knowing violation of a law, (c) authorized the payment of a dividend or approved a stock repurchase in violation of DGCL or (d) obtained an improper personal benefit from a transaction.

The Certificate of Incorporation of the Registrant eliminates the liability to fullest extent permissible under applicable law of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Bylaws of the Registrant provide for the indemnification by the corporation of each director, officer, employee and agent of the corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended. Section 145 of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In addition, Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

We have entered into indemnification agreements with our directors and our officers containing provisions that require us to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors and/or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Should Section 2115 of the California Corporations Code apply to the Registrant, the Registrant’s ability to indemnify its directors, officers, employees and agents pursuant to the Certificate of Incorporation, the Bylaws, the Indemnity Agreements or otherwise may be further limited in accordance with the provisions of the California Corporations Code made applicable by Section 2115.

The Company maintains an insurance policy that indemnifies directors and officers against certain liabilities under certain circumstances.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed June 16, 2010)

4.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed June 16, 2010)

4.3	Amended and Restated 1996 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-K filed on March 29, 2002)

4.4	2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8, File No. 333-70432, filed on September 28, 2001)

4.5	2001 Deferred Compensation Plan (incorporated by reference to Exhibit 4 of the Company’s Registration Statement on Form S-8, File No. 333-71100, filed on October 5, 2001)

4.6	Amended and Restated Power-One, Inc. 2004 Stock Incentive Plan (incorporated by reference to Appendix D to the Company’s Proxy Statement filed on April 27, 2010)

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

*	Filed herewith.

Item 9. Undertakings.

(a)                      The Registrant hereby undertakes:

1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

 i.               To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 ii.            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2)              That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on this 11th day of August, 2010.

POWER-ONE, INC.

By:	/s/ Tina D. McKnight
Tina D. McKnight
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer	August 11, 2010
Richard J. Thompson	(Principal Executive Officer), Director

*	Senior Vice President—Finance and Chief	August 11, 2010
Linda C. Heller	Financial Officer (Principal Financial Officer and
Principal Accounting Officer)

*	Chairman of the Board of Directors	August 11, 2010
Jay Walters

*	Director	August 11, 2010
Kendall R. Bishop

*	Director	August 11, 2010
Jon W. Gacek

*	Director	August 11, 2010
Kambiz Hooshmand

*	Director	August 11, 2010
Mark Melliar-Smith

*	Director	August 11, 2010
Kyle Ryland

*	Director	August 11, 2010
Ajay Shah

by	/s/ Tina D. McKnight
Tina D. McKnight
Attorney-in-Fact for the above officers and directors marked by an asterisk

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed June 16, 2010)

4.2	Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed June 16, 2010)

4.3	Amended and Restated 1996 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-K filed on March 29, 2002)

4.4	2001 Stock Option Plan (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8, File No. 333-70432, filed on September 28, 2001)

4.5	2001 Deferred Compensation Plan (incorporated by reference to Exhibit 4 of the Company’s Registration Statement on Form S-8, File No. 333-71100, filed on October 5, 2001)

4.6	Amended and Restated Power-One, Inc. 2004 Stock Incentive Plan (incorporated by reference to Appendix D to the Company’s Proxy Statement filed on April 27, 2010)

5.1*	Opinion of Gibson, Dunn & Crutcher LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1)

*	Filed herewith.